Resources Connection, Inc. Announces Appointment of Bhadresh Patel
as Chief Operating Officer

IRVINE, Calif., April 3, 2024 – Resources Connection, Inc. (Nasdaq: RGP) (“RGP”), a global consulting firm, today announced the appointment of Bhadresh Patel as Chief Operating Officer (“COO”), effective as of April 7, 2024.

Mr. Patel joined RGP in July 2019 as part of the company’s acquisition of digital transformation firm Veracity Consulting Group, LLC (“Veracity”). He has served as Chief Executive Officer of Veracity since its founding in 2015 and has been driving the strategy, growth, delivery, and operations of the business since it became a wholly owned subsidiary of RGP. Mr. Patel has also served as RGP’s Chief Digital Officer since September 2021, responsible for technology, infrastructure, and digital modernization of the firm. Prior to co-founding Veracity, Mr. Patel served as Senior Vice President at ICF, a global consulting and technology services company.

In his role as COO, Mr. Patel will oversee the company’s diverse, global business operations and go-to-market strategies. He will also be instrumental in driving the successful execution of RGP’s strategic vision, including the further development of its core consulting capabilities, the continued growth of its on-demand talent business, and the delivery of these services with blended teams that differentiate RGP from the competition. In addition to ensuring operational excellence across the company, Mr. Patel will continue to lead the company’s digital and technology initiatives.

“Bhadresh is a successful entrepreneur who is perfectly positioned for the COO role as we continue to evolve our business,” said Kate Duchene, CEO of RGP. “He has proven to be a critical member of our executive leadership team in his role as Chief Digital Officer, leading our own transformation initiatives and routinely bringing innovative solutions to improve execution and support sustainable growth. He knows our enterprise well and understands the effective coordination that is required across people, process and technology in any transformation initiative.”

“I’ve had the privilege of helping some of the world’s most beloved brands achieve successful transformation, and I’m excited to take on this new role to help lead the evolution of RGP’s business,” said Mr. Patel. “We’ve made great progress in our digital transformation journey, and I look forward to continuing to optimize and scale for growth.”

RGP expects to announce new leadership of the Veracity business in the coming weeks. Veracity Chief Operating Officer Jon Bohlman will lead during this interim period.

ABOUT RGP

Named among Forbes’ America’s Best Management Consulting Firms for 2024, RGP is a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand, expert and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success.

We attract top-caliber professionals with in-demand skill sets who seek a workplace environment characterized by choice and control, collaboration and human connection. The trends in today’s marketplace favor flexibility and agility as businesses confront transformation pressures and skilled labor shortages even in the face of macroeconomic contraction. Our client engagement and talent delivery model offers speed and agility, strongly positioning us to help our clients transform their businesses and workplaces, especially at a time where cost reduction initiatives drive an enhanced reliance on a flexible workforce to execute transformational projects.

We have approximately 3,600 professionals collectively engaged with over 1,800 clients around the world from 38 physical practice offices and multiple virtual offices. Headquartered in Irvine, California, RGP is proud to have served 88% of the Fortune 100.

RGP is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

RGP Investor Contact:
Jenn Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

RGP Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com